Exhibit 1.5

ENGLISH TRANSLATION OF ITALIAN ORIGINAL

NOTICE TO U.S. INVESTORS

The merger described herein relates to the securities of two foreign companies.  The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

MEETING OF THE SAVINGS SHAREHOLDERS OF TELECOM ITALIA MEDIA S.p.A.

REPORT OF THE COMMON REPRESENTATIVE OF THE SAVINGS SHAREHOLDERS

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Dear Shareholders,

A special meeting of holders of savings shares of Telecom Italia Media S.p.A. (“TI Media” or the “Company”) has been called pursuant to subsection 2 of article 146 of Legislative Decree 58 of 24.2.1998 (the "CLFI"), at the request of a holder of savings shares representing more than one percent of the shares of that category.

The proposed agenda (the“Agenda”) was subsequently supplemented, at the request of the common representative of the holders of the savings shares (the “Common Representative” or “CRS”), based on the provisions of articles 146 and 147 of the CLFI.

The content of the agenda is reproduced preliminarily below:

1) Report and Assessment by the Common Representative of the Savings Shareholders regarding the announced process of merger by incorporation of Telecom Italia Media into Telecom Italia as announced in the press release dated 19 February 2015, review of the merger transaction as approved by the Board of Directors with the subsequent resolutions;

2) Prospective merger by incorporation into Telecom Italia S.p.A.: objects of common interest for the savings shareholders;

3) Approval of the report pursuant to article 146, subsection 1(c) of Legislative Decree 58/98;

4)  Appointment of the Common Representative of the savings Shareholders and determination of their remuneration for the three year period 2015-2017 pursuant to article 146, subsection 1(a) of Legislative Decree 58/1998;

5) Resolutions of the shareholders' meeting regarding the use of the expense account pursuant to article 146, subsection 1(c) of Legislative Decree 58/1998.

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Item 1

1) Report and Assessment by the Common Representative of the Savings Shareholders regarding the announced process of merger by incorporation of Telecom Italia Media into Telecom Italia as announced in the press release dated 19 February 2015, review of the merger transaction as approved by the Board of Directors with the subsequent resolutions;

1.1. Introduction

On 19 February 2014, Telecom Italia Media and Telecom Italia issued a joint press release (Annex 1) in which they announced to the markets and to their shareholders their intention to start activities for the "process to merge by the incorporation of TI Media into Telecom Italia" pursuant to article 2501 and subsequent articles of the Italian Civil Code.

The reasons underlying this merger were recognised to be:

- rationalisation and simplification of the group structure;

- elimination of Telecom Italia Media listing costs, no longer justified by the company's business, mainly consisting of holding and management of the investment in Persidera S.p.A., or by the poor liquidity of the listed shares;

- resolution of the structural financial and liquidity issues and net losses of Telecom Italia Media;

- the possibility of ensuring a more efficient form of management, of medium/long-term opportunities, and of the valuation process of Persidera S.p.A.;

- ability to provide, through the merger, a treatment of the minority shareholders of Telecom Italia Media such that they may obtain liquid securities of the same category or if they elect, the opportunity to exercise withdrawal rights entitling them to cash at market prices.

1.2 Exchange rate and right of withdrawal

An exchange ratio of 0.47 Telecom Italia savings shares for each Telecom Italia Media savings share, was initially proposed: and subsequently confirmed on 19 March 2015.

It has been envisaged that the shareholders of TI Media savings shares who do not intend to accept this exchange ratio will be able to withdraw, pursuant to the applicable law, as a consequence of the amendment of the company purpose pursuant to the merger, by payment of an exit price defined as 0.6032 euros for each share.

Pursuant to the provisions of article 2437-ter of the Italian Civil Code, this amount is derived from the arithmetic mean of the closing share price in the 6 months preceding the publication of the call notice for the Telecom Italia Media Shareholders' Meeting held on 19 February 2015 to approve the transaction.

1.3 Special meeting of savings shareholders

In its press release dated 19 February 2015, the Company expressly excluded the need for approval of the transaction by special meetings of the savings shareholders of the two companies pursuant to article 146, subsection 1(b) of the CLFI "insofar as the rights granted by the respective bylaws to these shareholder categories are not adversely affected by the transaction". This indication was subsequently confirmed in the press release dated 19 March 2015.

1.4 Initiatives of the Common Representative in favour of the savings shareholders

After the issue of the press release dated 19 February 2015, the CRS immediately asked the Company for an urgent meeting and subsequently, on 23 February 2015, requested further clarification about the transaction. On 26 February, the Company proceeded to send to the CRS and disseminate to the market the information document prescribed in the applicable law on transactions with related parties, with the opinion of the Board Committee, composed of all the independent directors of the Company; the opinion of the fairness of the exchange ratio issued by Equita SIM S.p.A. and the opinion of the fairness of the exchange ratio issued by Prof. Stefano Caselli as annexes. A few days later, the CRS and the Company, with its Executive Directors, met at the offices of Telecom Italia in Milan.

The Company reiterated the reasons why the merger process was advisable, while the Common Representative, at the suggestion of a number of shareholders who had contacted him in the meantime, to express their concerns about the proposal as formulated, insisted that conditions more favourable to the savings shareholders be identified, through a dual formal request for this addressed to both TI Media and Telecom Italia, indicating several possible solutions that might improve the proposal in favour of the savings shareholders.

In particular, the CRS insisted that the savings shareholders of TI Media be entitled to convert their shares into Telecom Italia savings (or ordinary) shares at an indicative ratio of 1 to 1 or, in any event, that the exchange ratio and the withdrawal right be improved.

However, these solutions were not adopted by the Company which, based also on the exchange ratios indicated in the various fairness opinions, on 19 March 2015 confirmed the previously proposed exchange ratios and withdrawal rights.

1.6 Instruments available to the shareholders to safeguard their rights

The CRS considered, before the special shareholders' meeting was called, that an extrajudicial procedure pursuant to article 146 d) of the CLFI, should be started, in order to submit to the special meeting a proposal for a settlement with the company, in order so as to obtain an improved offer for the shareholders. Such a procedure has three important features: it is fast, costs little and above all allows the results of a settlement to be transferred immediately to the shareholders, making  it subject to the assent of a broad shareholder majority. However, after having carried out the required in-depth investigations, the company decided not to support this initiative.

In general terms, there are two primary judicial instruments prescribed in the law to protect shareholders who might be disadvantaged by the merger: contesting the resolutions of the shareholders' meetings pursuant to article 2377 of  the Italian Civil Code,  and the more specific procedure envisaged for mergers set out in article 2504 quater of the Italian Civil Code.

This latter alternative involves a claim for compensation for any damage suffered as a consequence of the merger and may be started by a single shareholder who believes he has suffered damage or by the CRS. In a claim brought by the CRS, if judgement is in CRS’s favour, each shareholder is then responsible, individually, for starting proceedings against the company, based on the findings in the judgement, to determine the amount of compensation due for the damage suffered. In either case, the prerequisite for a positive outcome is for the merger resolutions to be found to be invalid, and this requires evidence of the unfairness or inadequacy of the exchange ratio.

As for the likely timing of any proceedings that might be started, an analysis of some prior cases in which merger processes were contested by common representatives found that the time taken to reach a judgement tended to be lengthy: for example, in the Edison savings share affair, it took 6 years from the start of the proceedings to reach a first degree judgement (cf. Judgement 14099/08 Milan Court).

1.7 Choosing between exchange and exercise of the right to withdraw

The merger transaction’s structure permits savings shareholders to choose between two different options: adhering to the exchange or exercising their withdrawal right.

The withdrawal value has been determined at 0.6032 euros, while the exchange value prescribes 0.47 Telecom Italia savings shares for each Telecom Italia Media savings share held. While stock market prices are, by definition, variable from day to day, at the time of writing of this report, taking account of the fact that the value of a Telecom Italia savings share is 0.8805 (closing price on 24 March 2015), the market value of the fraction of a share awarded with the exchange is 0.8805 euros divided by 0.47, which is 0.4138 euros.

At 24 March 2015, this value renders the choice of exchange less attractive, in purely economic terms, than exercising the right of withdrawal.

However, this report does not in any way constitute a solicitation to favour one choice over another, but rather a simple comparison of the purely numerical aspect of the two options offered to shareholders.

Finally, it should be noted that Telecom Italia intends to exercise its stock option and pre-emption rights over the whole quota of ordinary and savings shares of Telecom

Italia Media subject to withdrawal and remaining unoptioned after the offer, as prescribed by the applicable regulations.

The CRS reserves the right to provide further updated indications on this point at the shareholders' meeting.

1.8 Events subsequent to this report

On 19 March 2015 the Company also communicated that, once the merger plan had been approved, it would publish a supplement to the information document prescribed in the applicable law on transactions with related parties containing the latest available information and supplements to the opinions already issued by the Board Committee of the Company and by both the aforementioned financial advisors. In addition to the above, all the documentation prescribed in article 2501-septies of the Italian Civil Code will also be published within the prescribed period of time.

The Common Representative reserves the right to supplement these comments with a speech at the shareholders' meeting, regarding his assessment of the whole transaction.

You are therefore asked to debate and eventually resolve on this agenda item.

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Item 2

2) Prospective merger by incorporation into Telecom Italia S.p.A.: objects of common interest for the savings shareholders.

The second item on the agenda was proposed by holder of shares representing over 1% of the savings shares, who deemed it advisable to bring to the attention of the shareholders' meeting, pursuant to article 146 (e), the merger by incorporation into Telecom Italia in order to start an appropriate debate and further explore the issue. The Common Representative agrees that this initiative is advisable, and refers to his own report, reproduced in the previous item, for his contribution to this topic.

You are therefore asked to debate and eventually resolve on this agenda item.

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Item 3

3) Approval of the report pursuant to article 146, subsection 1(c) of Legislative Decree 58/98

The mandate of the Common Representative of the savings Shareholders, conferred by a resolution of the special shareholders' meeting on 31 May 2012, will expire with the approval of the financial statements for the year closing on 31 December 2014. The Common Representative has therefore drawn up a report on operations, and reserves the right to make further comments at the shareholders' meeting.

Firstly, it is advisable to briefly summarise the changes in the savings share price in the period May 2012-March 2015, i.e. during the CRS’s mandate. This period has been distinguished by strong growth in the share price, which, as shown in the graph below, increased from a value of around 0.30 euros to a value of around 0.60, a truly significant increase of over 100%. In the same period, the ordinary share price went in the opposite direction.

The reason for this increase is primarily to be attributed to the transaction completed in 2014, in execution of the resolutions made by the Telecom Italia Media S.p.A. Shareholders' Meeting on 10 April 2014 (filed with the Rome Business Register on 24 April 2014) regarding, pursuant to article 2446 of the Italian Civil Code, the full coverage of the total losses of 196,648,710.41 euros by reduction of the share capital from 212,188,324.10 euros to 15,902,323.62 euros, which involved the cancellation of a total of 1,343,009,473 ordinary shares, without par value, in the proportion of 13 (thirteen) cancelled ordinary shares for every 14 (fourteen) ordinary shares in circulation, coupon no. 2  (ISIN number IT0004600364), leaving the savings shares outside this transaction, which consequently increased their value.

Over the three year period, in execution of his appointed task, the Common Representative has represented and promoted the interests of the savings shareholders, and in particular:

- has maintained constant contacts with the many Company savings shareholders, an activity that intensified greatly with the prospective merger transaction by the incorporation of TI Media into Telecom Italia;

- has promptly received and analysed the information on operations and activities and/or transactions undertaken by the Company pursuant to applicable law and the by-laws;

- has interacted, in the interests of the savings shareholders, with the competent offices of the Company, and with its Executive Directors, through meetings and in-depth discussion on both the principal events in which the Company has been involved and in relation to the financial reports and related accompanying documentation, to better understand the most significant aspects;

- has participated in meetings of the shareholders of the Company, in particular in the ordinary shareholders' meeting on 5 April 2013, and in the ordinary and extraordinary shareholders' meeting of 10 April 2014;

- has undertaken numerous actions and initiatives to request improved economic conditions for the savings shareholders in relation to the recent merger proposal;

- has proceeded, in agreement and in collaboration with the Company, to create a specific pages dedicated expressly to the savings shareholders on the official website. These pages include fundamental information on the shareholders and their privileges under the the Company’s by-laws.

The creation of these pages allows the savings shareholders to have prompt and updated information on their rights and privileges, and provides the email address at which the Common Representative may be contacted.

The part of the official site dedicated to the savings shareholders is reproduced in the image below.

The Common Representative would point out that he has not used any financial resources, nor requested reimbursement of any costs by the Company, apart from his own remuneration as resolved by the special shareholders' meeting, and has personally sustained all out of pocket expenses inherent to the execution of the mandate he was given and to the production of the deeds and documents needed to protect the interests of the savings shareholders.

Finally, it should be noted that the Common Representative has allocated part of his remuneration (as of today not yet fully settled by the Company, for obvious reasons) to the AIL (the Associazione Italiana contro le Leucemie - an Italian leukaemia charity), earmarked for a specific fund at the Milan Polytechnic. The related documentation is available to those interested.

You are therefore asked to resolve on this agenda item.

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Item 4

4)  Appointment of the Common Representative of the savings Shareholders and determination of their remuneration for the three year period 2015-2017 pursuant to article 146, subsection 1(a) of Legislative Decree 58/1998;

The mandate of the Common Representative will expire on completion of the three year period on 30 April 2015, when the 2014 financial report is approved by the ordinary shareholders' meeting.

To avoid calling a further special shareholders' meeting, you are invited, forthwith, to choose your common representative of the shareholders to be appointed with effect from the date of expiry of the Common Representative’s mandate as indicated above.

You are reminded you that, pursuant to article 2417 of the Italian Civil Code, referenced in article 147 of the CLFI, the Common Representative chosen need not be a shareholder, and that persons legally authorised to undertake investment activities, or trust companies, may be appointed. Directors, statutory auditors or employees of the company,  or those persons who meet the conditions set out in article 2399 of the Italian Civil Code, may not be appointed Common Representatives of the Shareholders, and, if appointed, shall forfeit their post.

You are therefore invited to proceed to nominate a CRS for the financial years 2015, 2016 and 2017, and to determine the related remuneration.

You are therefore asked to resolve on this agenda item.

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Item 5

5) Resolutions of the shareholders' meeting regarding the use of the expense account pursuant to article 146, subsection 1(c) of Legislative Decree 58/1998

Currently the account available to the Common Representative of the savings shareholders totals 200,000.00 euros, and was resolved by the special meeting of the shareholders of the Company held on 15 July 2009 (Minutes Notary Marchetti index no.5621) pursuant to article 146(c) of the CLFI.

This account has not been used by or by the Common Representative or by the preceding common representative: in the specific case of the merger transaction, at present the Common Representative considers it inadvisable to use the fund, since the definitive proposed exchange ratio was only made available to the markets on 19 March 2015, when the  Common Representative’s mandate was about to expire, and so the decision to request opinions or other material to protect the savings shareholders could have contrasted with the choices made by the new common representative who will be nominated at this shareholders’ meeting, and at the same time the Common Representative it advisable that the special shareholders' meeting suggest the best use to be made by this account at this meeting, if it should be deemed necessary.

The Common Representative  would also point out that the merger process itself is not yet complete, since, for example, the approval resolutions have not yet been made by extraordinary meetings of the respective shareholders of Telecom Italia Media and Telecom Italia.

So with this item the Common Representative submits related and consequent resolutions on any use of the expense account pursuant to article 146, subsection 1(c) of Legislative Decree no. 58/1998 to the special shareholders' meeting.

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Milan  24 March 2015

The Common Representative of the savings shareholders of Telecom Italia Media

Mr. Carlo Aime

/s/ Carlo Aime

The following documents are attached

1)	Press Release of 19 February 2015

2)	Press Release of 19 March 2015

Annex 1 to Exhibit 1.5
English joint press release of Telecom Italia S.p.A. and Telecom Italia Media S.p.A. dated February 19, 2015 relating to the proposed merger

PRESS RELEASE

NOTICE TO US INVESTORS
The merger described herein relates to the securities of two foreign companies. The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.

MERGER BY INCORPORATION OF TELECOM ITALIA MEDIA INTO TELECOM ITALIA APPROVED

Merger consideration will consist of : 0.66 Telecom Italia ordinary shares for each TI Media ordinary share; 0.47 Telecom Italia savings shares for each TI Media savings share. Alternatively: withdrawal at market prices

Merger expected to complete by end Q3 2015

Management savings and enhancement in the valuation of Persidera expected

Rome, 19 February 2015

The Boards of Directors of Telecom Italia and Telecom Italia Media (a company controlled and subject to the direction and coordination of Telecom Italia, which holds, directly and indirectly, 77.71% of the ordinary share capital and 2.25% of the savings share capital) have today approved the essential terms of the integration of the two companies, to be implemented in the form of a merger by incorporation of Telecom Italia Media into Telecom Italia, in accordance with Articles 2501 et seq. of the Italian Civil Code; this will provide minority shareholders of Telecom Italia Media the opportunity to exchange their Telecom Italia Media shares for liquid securities of the same category or, if they elect, the opportunity to exercise withdrawal rights entitling them to cash at market prices.

The transaction has been approved on the following basis:

1)	rationalisation and simplification of the group structure;
2)
elimination of the Telecom Italia Media listing costs, no longer justified by the company's business, mainly consisting of the holding and management of the investment in Persidera, or by the poor liquidity of the listed shares;

3)	solution of the structural financial and liquidity issues and net losses of Telecom Italia Media;
4)	possibility of ensuring a more efficient form of management, also making the most of medium/long-term opportunities, of the valuation process of Persidera;
5)
ability to provide, through the merger, a treatment of the minority shareholders of Telecom Italia Media allowing them to obtain liquid securities of the same category or, if they elect, the opportunity to exercise withdrawal rights entitling them to cash at market prices.

Methods and terms of the transaction

The Boards of Directors of Telecom Italia and Telecom Italia Media, with the assistance of their respective advisors, (Citigroup and Studio Tasca, for Telecom Italia, and Equita SIM and Professor Stefano Caselli, for Telecom Italia Media ), have each independently approved a preliminary exchange ratio as follows:

•
0.66 new ordinary shares in Telecom Italia with the same dividend entitlement as the existing Telecom Italia ordinary shares as of the date on which the Merger takes effect, for each ordinary share in Telecom Italia Media.

•
0.47 new savings shares in Telecom Italia with the same dividend entitlement as the existing Telecom Italia savings shares as of the date on which the Merger takes effect, for each savings share in Telecom Italia Media.

No cash balance payments are envisaged.

The preliminary exchange ratio has been determined considering, amongst other factors, the draft financial statements as at 31 December 2014 of Telecom Italia Media and the preliminary data for FY 2014 for Telecom Italia, approved by the two Boards of Directors today. As at the date of approval of the draft financial statements and consolidated financial statements of Telecom Italia for FY 2014 (scheduled for 19 March 2015), the Boards of Directors of the two companies will approve the merger plan containing the final exchange ratio, along with the respective explanatory reports.

Citigroup and Studio Tasca, for Telecom Italia, and Equita SIM and Professor Stefano Caselli, for Telecom Italia Media, have issued specific fairness opinions certifying that the preliminary exchange ratio is financially appropriate.

Transaction timing

The merger plan is expected to be approved by the Boards of Directors of Telecom Italia and Telecom Italia Media on 19 March 2015 and should thereafter be submitted for approval at the ordinary shareholders' meetings of Telecom Italia Media and Telecom Italia scheduled to approve the financial statements, respectively on 30 April 2015 and 20 May 2015.

The merger will not be subject to approval by the special meetings of savings shareholders of the two companies insofar as the rights granted by the respective bylaws to these shareholder categories are not adversely affected by the transaction.

It is expected that the merger will be completed by the end of the third quarter of 2015.

Right of withdrawal

Holders of ordinary shares in Telecom Italia Media who do not vote in favour of the transaction and holders of savings shares in Telecom Italia Media shall have a right to withdrawal as provided under Italian law, as a consequence of the change made to Telecom Italia Media’s corporate purpose as a result of the merger.

The exit price for duly withdrawn shares will be 1.055 euros for each Telecom Italia Media ordinary share and 0.6032 euros for each Telecom Italia Media savings share. In accordance with the Italian Civil Code, this value coincides with the arithmetic mean of the closing share price of the relevant stock for the 6 months prior to today's publication of the notice convening the shareholders' meeting of Telecom Italia Media called to approve the transaction. In due course, additional information relevant to the exercise of the right of withdrawal, the effect of which will be subject to the completion of the merger, will be published.

Telecom Italia intends to exercise its option and pre-emption rights over the whole stake of ordinary and savings shares of Telecom Italia Media for which the right to withdraw has been exercised and that is not otherwise subscribed on completion of the offer envisaged by applicable regulations. Please note that the maximum theoretical cost of withdrawal, assuming that all minority shareholders of Telecom Italia Media should exercise this right, is greater than the value of their shares which has been used for the determination of the exchange ratio but this difference is more than compensated for, in quantitative terms, by the value of the cost synergies the management identified as a result of the merger.

Telecom Italia post-transaction ownership structure

The merger will have only marginal effects on the ownership structure of Telecom Italia, as the maximum dilution following the issue of new ordinary and savings shares to service the exchange for minority shareholders of Telecom Italia Media (the shares of the company being incorporated in the Telecom Italia portfolio at the time the merger takes effect are to be cancelled without exchange), is approximately 0.114% of the current ordinary share capital and approximately 0.042% of the current savings share capital.

Information on regulations on related party transactions

As a consequence of the control relationship existing between Telecom Italia and Telecom Italia Media, the merger constitutes a related party transaction in accordance with Consob Regulation 17221/2010.

The Telecom Italia procedure governing such matters establishes an exemption for intra-group transaction and has therefore not been applied. For Telecom Italia Media, on the other hand, the merger represents a transaction of greater importance with a related party, with the consequent application of the relevant controls. Telecom Italia Media's Board of Directors has therefore passed its resolutions, amongst other factors with the favourable opinion of the Board Committee (competent on matters of related party transactions and comprising all independent directors), which has recognised the company's interest in the merger and the convenience and the substantial correctness of the underlying terms.

In order to perform the assessments necessary to determining the preliminary exchange ratio and investigate the legal profiles of the merger, Telecom Italia Media has appointed advisors independently selected by the Board Committee, which made its choice considering competence, professionalism and independence.

In accordance with the terms set forth by applicable regulations, Telecom Italia Media will provide the public with an information document relating to transactions of greater importance, pursuant to said Consob Regulation governing related party transactions. Publication of the information document on the merger in accordance with Consob Regulation no. 11971/1999 is instead not envisaged, as both companies involved in the transaction have exercised the Regulation's opt out faculty.

Telecom Italia
Ufficio Stampa
+39 06 3688 2610
http://www.telecomitalia.com/media

Telecom Italia
Investor Relations
+39 02 8595 4131
http://www.telecomitalia.com/investorrelations

Telecom Italia Media
Investor Relations
+39 06 35598278
http://www.investor.telecomitaliamedia.it

Annex 2 to Exhibit 1.5
English joint press release of Telecom Italia S.p.A. and Telecom Italia Media S.p.A. dated March 19, 2015 relating to the approval of the merger plan and the definitive exchange ratio

ENGLISH TRANSLATION OF ITALIAN ORIGINAL

PRESS RELEASE
NOTICE TO US INVESTORS
The merger described herein relates to the securities of two foreign companies. The merger in which Telecom Italia Media S.p.A. ordinary shares and savings shares will be converted into Telecom Italia S.p.A. ordinary shares and saving shares, respectively, is subject to disclosure and procedural requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Telecom Italia S.p.A. and Telecom Italia Media S.p.A. are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Telecom Italia S.p.A. may purchase securities of Telecom Italia Media S.p.A. otherwise than under the merger offer, such as in open market or privately negotiated purchases.
PLAN FOR MERGER BY INCORPORATION OF TELECOM ITALIA MEDIA INTO TELECOM ITALIA APPROVED

Exchange ratio confirmed: 0.66 Telecom Italia ordinary shares for each TI Media ordinary share; 0.47 Telecom Italia savings shares for each TI Media savings share.

Rome, 19 March 2015
The Boards of Directors of Telecom Italia and Telecom Italia Media (a company controlled and subject to the direction and coordination of Telecom Italia, which directly and indirectly holds 77.71% of the ordinary share capital and 0.95% of the savings share capital), confirming the merger itinerary announced on 19 February 2015, today approved the plan for merger by incorporation of Telecom Italia Media into Telecom Italia (the “Merger Plan”).

The Boards of Directors of the two companies, assisted by their respective advisors, have each independently confirmed the following exchange ratio, already preliminarily approved on 19 February 2015:
-
0.66 new ordinary shares in Telecom Italia with the same dividend entitlement as the existing Telecom Italia ordinary shares as of the date on which the Merger takes effect, for each ordinary share in Telecom Italia Media.

-
0.47 new savings shares in Telecom Italia with the same dividend entitlement as the existing Telecom Italia savings shares as of the date on which the Merger takes effect, for each savings share in Telecom Italia Media.

No cash balance payments are envisaged.

1

Citigroup and Studio Tasca, for Telecom Italia, and Equita SIM and Professor Stefano Caselli, for Telecom Italia Media, have issued specific fairness opinions confirming that the above exchange ratio is financially appropriate. This was approved, preliminarily, using the 2014 draft financial statements of Telecom Italia Media (approved on the same date), and the Telecom Italia preliminary data for the 2014 financial year, while awaiting today's approval of its draft financial statements.

On 16 March 2015, the Milan Court appointed Reconta Ernst & Young as expert responsible for drawing up the report on the fairness of the exchange ratio. This report will be published within the time period prescribed by law, together with the merger plan and the explanatory reports prepared by the Boards of Directors of the two companies.

The merger plan will be submitted for approval to the ordinary shareholders' meetings on 30 April 2015 (single call) for Telecom Italia Media, and on 20 May 2015 (single call) for Telecom Italia.

***

The merger will have only marginal effects on the ownership structure of Telecom Italia, as the maximum dilution following the issue of new ordinary and savings shares to service the exchange for minority shareholders of Telecom Italia Media (the shares of the company being incorporated in the Telecom Italia portfolio at the time the merger takes effect are to be cancelled without exchange), is approximately 0.114% of the current ordinary share capital and approximately 0.042% of the current savings share capital.

Holders of ordinary shares in Telecom Italia Media who do not vote in favour of the transaction and holders of savings shares in Telecom Italia Media shall have a right to withdrawal as provided under Italian law, as a consequence of the change made to Telecom Italia Media’s corporate purpose as a result of the merger. Telecom Italia intends to exercise its option and pre-emption rights over the whole stake of ordinary and savings shares of Telecom Italia Media for which the right to withdraw has been exercised and that is not otherwise subscribed on completion of the offer envisaged by applicable regulations.

The exit price for duly withdrawn shares will be 1.055 euros for each Telecom Italia Media ordinary share and 0.6032 euros for each Telecom Italia Media savings share. In due course, additional information relevant to the exercise of the right of withdrawal, the effect of which will be subject to the completion of the merger, will be published.

***

Since the initiative does not adversely affect the rights of the savings shareholders, it is confirmed that the merger is not subject to the approval of the respective special shareholders' meetings.

Notwithstanding this, the Board of Directors of Telecom Italia Media acknowledged that the common representative of the savings shareholders of the company, Mr. Carlo Aime, also in light of a specific request made by a shareholder whose holding is more than 1% of the shares of this category, will call a special meeting of the savings shareholders to examine the transaction, and other matters, at a date prior to the ordinary shareholders' meeting called to approve the merger plan.

***

Since, for Telecom Italia Media, the merger represents a major transaction with a related party of greater importance, the Board of Directors of the company passed its resolutions with the favourable opinion of the Board Committee (competent on matters of related party transactions and comprising all the independent directors of Telecom Italia Media, pursuant to the specific current regulations), which recognised and confirmed the company's interest in the merger and the convenience and the substantial correctness of its terms.

In the next few days, Telecom Italia Media will make available to the public a specific supplement to the information document published on 26 February 2015 pursuant to the applicable Consob regulations.

Telecom Italia
Press Office
+39 06 3688 2610
http://www.telecomitalia.com/media

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Telecom Italia
Investor Relations
+39 02 8595 4131
http://www.telecomitalia.com/investorrelations

Telecom Italia Media
Investor Relations
+39 06 35598278
http://www.investor.telecomitaliamedia.it

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